Exhibit 99

Titan Announces Results as of Consent Deadline and Receipt of Requisite Consents

QUINCY, Ill. - September 14, 2010 - Titan International, Inc. (NYSE: TWI) announced today that as of 5 p.m. New York City time, on September 14, 2010 (the “Consent Deadline”), $138,867,000 aggregate principal amount of its outstanding 8% Senior Unsecured Notes due 2012 (the “Senior Notes”) had been tendered, pursuant to the previously announced cash tender offer for any and all of the Senior Notes and solicitation of consents (the “Tender Offer”), as described in the Offer to Purchase and Consent Solicitation Statement, dated August 31, 2010 (the “Offer to Purchase”). The Tender Offer will expire at 12 midnight New York City time, on Tuesday, September 28, 2010, unless extended or earlier terminated (such date and time, as the same may be extended for such Tender Offer, the “Expiration Time”).

Titan has received consents from holders of approximately 99.2% of the outstanding Senior Notes. The consents received are sufficient to execute the proposed amendments to the indenture governing the Senior Notes. Accordingly, Titan and the trustee under the indenture governing the Senior Notes have entered into a supplemental indenture that will, once operative, eliminate from the indenture substantially all of the restrictive covenants, certain affirmative covenants and certain events of default. The supplemental indenture will not become operative unless and until the Senior Notes validly tendered on or prior to the Consent Deadline are accepted for purchase and paid for by the Company pursuant to the Tender Offer.

The Tender Offer is subject to the satisfaction or waiver of certain conditions, including the receipt by Titan of proceeds from new financings, generating net proceeds sufficient to repurchase the Senior Notes tendered, including the payment of all consent payments, accrued interest and costs and expenses incurred in connection therewith, as described in more detail in the Offer to Purchase. Subject to these conditions, Titan reserves the right to accept for purchase all Senior Notes validly tendered on or prior to the Consent Deadline and to pay the total consideration on an early settlement date following the Consent Deadline. If Titan does not exercise the option to settle on the early settlement date, holders of Senior Notes validly tendered and accepted for payment will receive the total consideration or the tender offer consideration, as applicable, on the final settlement date promptly following the Expiration Time.

The total consideration for each $1,000 US Dollars principal amount of Senior Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be an amount equal to $1,075 US Dollars, payable in cash to holders that validly tender their Senior Notes at or prior to the Consent Deadline, plus accrued interest.

The total consideration set forth above includes a consent payment of $30 US Dollars per $1,000 US Dollars principal amount of Senior Notes, payable only to holders that validly tender their Senior Notes and validly deliver their consents at or prior to the Consent Deadline. Holders of Senior Notes who validly tender their Senior Notes after the Consent Deadline but at or prior to the Expiration Time, will not receive a consent payment.

Titan has engaged Goldman, Sachs & Co. as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitations should contact Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 902-5128.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 873-7700 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Senior Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that Titan is distributing to holders of the Senior Notes. The tender offer and consent solicitation are not being made to holders of Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact:  Krista Whittaker
Investor Relations Manager
(217) 221-4773